Exhibit 14.1

CODE OF CONDUCT FOR
PRINCIPAL EXECUTIVE OFFICERS AND
SENIOR FINANCIAL OFFICERS OF
RADIATION THERAPY SERVICES, INC.

(Adopted April 15, 2004)

(Amended May 16, 2008)

I.              INTRODUCTION.

This Code of Conduct is established to ensure that our executive officer and certain of our senior financial officers, including but not limited to, our financial officer, controller, accounting officer, or persons performing similar functions (our “Covered Officers”) conduct themselves in an honest, ethical and lawful manner, consistent with the mission and philosophy of the Company.

Our Covered Officers should note that simply complying with applicable Laws or following widespread business practices may not be enough to comply with this Code of Conduct, it is therefore very important that our Covered Officers read and understand this Code of Conduct.

If any Covered Officer has a question regarding this Code of Conduct, then such Covered Officer should contact the company’s legal counsel. If any Covered Officer has information, concerns, or suspicions regarding any illegal or unethical conduct, then such Covered officer should immediately contact the company’s legal counsel and/or report the matter pursuant to the reporting obligations set forth in the Company’s Corporate Compliance Manual.

II.            PURPOSE.

The purpose of this Code of Conduct is to provide written standards applicable to our Covered Officers that are reasonably designed to deter wrongdoing and to promote:

(1)                                  Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(2)                                  Full, fair, accurate, timely, and understandable disclosure in the periodic reports (if any) we are required to file or do file with government agencies and/or our lenders, as well as in our public communications;

(3)                                  Compliance with all applicable governmental laws, rules and regulations (the “Laws”);

(4)                                  The prompt internal reporting of violations of this code of Conduct to an appropriate person or persons identified in this Code of Conduct; and

(5)                                  Accountability for adherence to this Code of Conduct.

This Code of Conduct must be applied by our Covered Officers in good faith and with reasonable business judgment to enable us to achieve our operating and financial goals within the framework of the law.

III.                             POLICY.

A.                                   ETHICAL STANDARDS OF CONDUCT

Each of our Covered Officers shall:

1.                                       Strictly follow the accounting rules and controls set forth by the SEC (if applicable) and the Financial Accounting Standards Board.

2.                                       Provide full, fair, accurate, timely, and understandable disclosure in the periodic reports that we are required to file or do file with applicable government agencies and lenders. Accordingly, all account books, budgets, project evaluations, expense accounts and other papers utilized in maintaining business records must accurately report the matters to which they relate.

3.                                       Ensure that all assets and liabilities must be carefully and properly set forth in our financial records. Unrecorded or “off the books” funds or assets shall not be maintained under any circumstances. Our outside accountants must be given full access to all company information necessary for them to properly conduct any audit of us.

4.                                       Refrain from concealing a mistake or error in our financial reporting. All such mistakes or errors must be fully disclosed and corrected as promptly as possible. Falsification of any company record is strictly prohibited and such conduct, whether intentional or reckless, will result in instant dismissal and possibly legal charges being filed.

5.                                       Be familiar with and strictly follow all of our internal controls and disclosure controls and procedures.

6.                                       Promptly bring to the attention of the Audit / Compliance Committee of our Board of Directors any information concerning any deficiencies in the design or operation of our internal controls and disclosure controls and procedures.

7.                                       Neither request, nor receive, directly or indirectly, any personal loans from us that are prohibited by applicable laws.

8.                                       Comply with all applicable Laws.

9.                                       Avoid conflicts of interest between personal and professional relationships whether actual or apparent.

10.                                 Strive to apply high ethical, moral and legal principles in every aspect of their business dealings with other employees, the public, the business community, equityholders, customers, suppliers and governmental and regulatory authorities.

11.                                 Avoid any activities that would involve us in any practice that is not in compliance with this Code of Conduct. Any Covered Officer who does not adhere to such standards and restrictions is acting outside the scope of his or her employment with us.

We will not excuse any violation of this Code of Conduct by a Covered Officer even if the violation was specifically requested or directed by another Covered Officer. Only the Audit / Compliance Committee can authorize a waiver of this Code of Conduct, see Section 3 of Part B of this Code of Conduct.

Each Covered Officer must alert the Audit / Compliance Committee whenever an illegal, dishonest, or unethical act is discovered or suspected by such Covered Officer. No Covered Officer will be penalized by us for reporting his or her discovery of such acts or for reporting suspicions of such acts provided that such Covered Officer is not a party to or responsible (alone or with others) for such acts.

Conflicts of interests are to be avoided by our Covered Officers. A conflict of interest exists if a Covered Officer’s actions are, or could reasonably appear to be, influenced, directly or indirectly, by personal considerations or by actual or potential personal benefit or gain unless, expressly approved by the Audit / Compliance Committee. If a potential conflict of interest is unavoidable it must be disclosed at the earliest opportunity and is subject to review and approval by the Audit / Compliance Committee. Conflicts of interests can arise with respect to financial and business interests, outside employment or directorships, investments, relationships with customers and suppliers, related party arrangements or transactions, and corporate and business opportunities as well as other areas.

The Audit / Compliance Committee has separately established procedures for the receipt of confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters.

B.                                     ADMINISTRATION OF THIS CODE OF CONDUCT

This Code of Conduct shall be administered as follows:

1.             RESPONSIBILITY FOR ADMINISTRATION

The Audit / Compliance Committee of our Board of Directors (the “Conduct Administrator”) shall be responsible for interpreting and administering this Code of Conduct. In discharging its responsibilities, the Conduct Administrator may engage at our expense such agents and advisors as it shall deem necessary or desirable, including but not limited to attorneys and accountants.

2.             SCOPE OF THIS CODE OF CONDUCT

The Conduct Administrator shall periodically review this Code of Conduct. As it deems necessary, the Audit / Compliance Committee shall make recommendations to the Board of Directors to ensure that (i) this Code of Conduct conforms to applicable Laws, (ii) this Code of Conduct meets or exceeds industry standards, and (iii) any weaknesses in this Code of Conduct or any of our other policies revealed through monitoring, auditing, and reporting systems are eliminated or corrected.

3.             WAIVERS OR AMENDMENT OF THIS CODE OF CONDUCT

It is not the intent of this Code of Conduct to grant or permit waivers from any of its provisions. In rare and exceptional circumstances, however the Conduct Administrator may grant a specific, limited waiver of any provision of this Code of Conduct if the Conduct Administrator determines, based on information that the Conduct Administrator deems credible and persuasive, that such a limited waiver is appropriate under the specific circumstances (and each fact situation will be a separate case). If the Conduct Administrator waives any provision of this Code of Conduct, or a material departure from a provision of this Code of Conduct or a failure to take action within a reasonable amount of time regarding a material departure from any provision of this Code of Conduct that has been made known to a Covered Executive, then we shall make a prompt disclosure of such waiver in the manner required by applicable Laws. This Code of Conduct may be amended only by the Board and we shall make a prompt disclosure of any amendment in the manner required by applicable laws.

4.             MONITORING AND AUDITING

The information developed by our independent accountants in performing their audit engagement on behalf of us and by the Company’s internal auditors in the performance of their assigned responsibilities shall be made available to the Conduct Administrator as a means of monitoring compliance with this Code of Conduct.

5.             REPORTING SYSTEM

Any suspected violation of this Code of Conduct shall be promptly reported to the Conduct Administrator.

6.                                       INVESTIGATION OF VIOLATIONS

If the company receives information regarding an alleged violation of this Code of Conduct, then the Conduct Administrator shall either directly or under the direction of legal counsel:

(1)                                  evaluate such information as to gravity and credibility;

(2)                                  if necessary, initiate an informal inquiry or a formal investigation with respect thereto:

(3)                                  if appropriate, prepare a written report of the results of such inquiry or investigation, including recommendations as to the disposition of such matter; and

(4)                                  if appropriate, recommend changes to this Code of Conduct that the Ethics Administrator deems necessary or desirable to prevent similar violations of this Code of Conduct.

7.                                       DISCIPLINARY MEASURES

The Conduct Administrator shall enforce this Code of Conduct through appropriate disciplinary actions. The Conduct Administrator shall determine whether violations of this Code of Conduct have occurred and, if so, shall determine the disciplinary actions to be taken against any Covered Officer who has violated this Code of Conduct. The disciplinary actions available to the Conduct Administrator include counseling, oral or written reprimands, warnings, probations or suspensions (with or without pay), demotions, reductions in salary, terminations of employment, and restitution.

The jurisdiction of the Conduct Administrator shall include, in addition to the Covered Officer that violated this Code of Conduct, any other employee involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect a violation and (ii) persons who withhold material information about a suspected violation of this Code of Conduct when requested to divulge such information.